Exhibit 99.1
Pinnacle Airlines, Inc. Releases May Traffic
Memphis Tenn. (June 7, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for May 2007.
During May, Pinnacle transported 878,463 customers, 10.2% more than the same period in 2006. Passenger Load Factor was 80.3%, a decrease of 1.5 points below May 2006 levels. For the month, Pinnacle flew 514.9 million Available Seat Miles (“ASMs”), an 11.8% increase when compared to the same period in 2006. Pinnacle flew 413.7 million Revenue Passenger Miles (“RPMs”), an increase of 9.9% over May 2006.
For the month, Pinnacle operated 36,645 block hours, a 5.9% increase from the same period in 2006. Cycles were up 5.0% to 22,406. The average length of a Pinnacle flight was 464 statute miles compared to 465 statute miles in May 2006. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
During May, all aircraft in the Pinnacle Airlines, Inc. fleet operated with 50 seats. In addition, Pinnacle operated 139 aircraft during the month compared to 124 aircraft for the same month of 2006.

	May 2007 Traffic
	2007	2006	Change
Passengers	878,463	796,844	10.2%
Load Factor	80.3%	81.8%	(1.5) pts
ASMs (000)	514,891	460,348	11.8%
RPMs (000)	413,676	376,429	9.9%
Cycles	22,406	21,331	5.0%
Block Hours	36,645	34,608	5.9%

	Year-To-Date Traffic
	2007	2006	Change
Passengers	3,919,844	3,561,089	10.1%
Load Factor	74.0%	75.6%	(1.6) pts
ASMs (000)	2,444,767	2,254,151	8.5%
RPMs (000)	1,808,760	1,704,401	6.1%
Cycles	108,365	103,524	4.7%
Block Hours	179,555	171,182	4.9%
About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Norhtwest Airlink and operates 139 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 40 Saab 340 and 10 Beech 1900 turboprop regional aircraft. For further information visit our web-site at www.pncl.com.
     This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
Contact:
Phil Reed
901-348-4257
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